Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into between Centuri Construction Group, Inc. (“Centuri” or “Company”), a Nevada corporation, and Gregory A. Izenstark (“Employee”) on this January 2, 2019 (the “Effective Date”). For purposes of this Agreement, “Employer” shall mean Centuri or any other affiliated entity that is deemed to be the employer of Employee, and “Employer Group” shall mean Centuri and its predecessors, successors, and past, present and future operating companies, divisions, subsidiaries and/or affiliates.

I.	RECITALS

WHEREAS, Centuri has offered to Employee, subject to the terms and conditions of this Agreement, employment in the position of Vice President, Corporate Controller of Centuri, and Employee has agreed to accept such employment pursuant to the terms and conditions hereof.

NOW, THEREFORE, in consideration of the promises and obligations of Employer and Employee under this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee hereby agree as follows:

II.	TERMS OF EMPLOYMENT

A. Position and Duties. Employer hereby employs Employee as Vice President, Corporate Controller of Centuri. Employee shall devote his full business time, attention and effort to the performance of this Agreement and to his duties as Vice President, Corporate Controller. The Employee understands and agrees that change in his reporting structure or a modification of the duties performed in this position does not constitute a fundamental alteration to his employment or to this Agreement.

1. Employee shall faithfully adhere to, execute and fulfill the duties as Vice President, Corporate Controller as in effect from time to time, and any such other duties as shall be assigned to Employee from time to time by Centuri’s CFO, President & CEO or the Board.

2. Employee agrees to devote full business time, attention and effort to the business and affairs of Employer, to discharge the responsibilities assigned to Employee hereunder, and to use Employee’s reasonable best efforts to perform such responsibilities in a diligent, trustworthy, businesslike and efficient manner.

3. Employee shall not, during the term of his employment, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee’s duties and responsibilities to Employer. The foregoing limitations shall not be construed as prohibiting Employee from serving on corporate, civic or charitable boards or committees, delivering lectures or fulfilling speaking engagements, teaching at educational institutions, or making personal investments, so long as (i) such activities do not significantly interfere with the performance of Employee’s responsibilities to Employer, as set forth in this Agreement, or present a conflict of interest; and (ii) any outside board position and/or committee membership is approved by Centuri’s President & CEO.

4. In the performance of his duties, Employee shall use his best efforts to adhere to the legal requirements codified in statutes, ordinances and governmental regulations applicable to Employer.

B. Term. The initial term of this Agreement shall begin on the Effective Date and shall continue until (12 months after effective date), unless terminated sooner pursuant to the provisions of this Agreement (the “Initial Term”). At the expiration of the Initial Term, unless terminated sooner pursuant to the provisions of this Agreement, and each annual anniversary thereafter, this Agreement will renew automatically for an additional one (1) year period (the “Renewal Term”) unless either party notifies the other party in writing of its or his intention not to renew this Agreement (the “Renewal Termination Notice”) not less than six (6) months prior to the expiration of the Initial Term or of any Renewal Term (the Initial Term and any Renewal Term are referred to collectively as the “Term”).

1. Termination upon Death. This Agreement (and all of Employee’s rights and Employer’s obligations hereunder except as provided for in Employer’s welfare benefit or incentive plans that Employee participates in at time of death, and any portion of the Annual Salary and accrued vacation pay, if any, that shall have been earned prior to the date of death buy not yet paid) shall terminate as of the date of Employee’s death.

2. Termination upon Disability. If Employee becomes Disabled as defined herein, Employer may, by written notice to Employee, terminate this Agreement and Employee’s employment hereunder. For purposes of this Agreement, “Disabled” or “Disability” means, as determined by the Board, that (i) Employee is unable to engage in any substantial gainful activity by reason of a physical or mental impairment that is expected to result in death or last twelve (12) months or more, or Employee receives replacement income for three (3) months or more due to such physical or mental impairment or (ii) such other definition that complies with the definition of disability under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations promulgated thereunder.

3. Termination for Cause. Employer may terminate this Agreement and Employee’s employment hereunder for Cause by providing written notice to Employee of its intention to do so. For purposes of this Agreement, and without limiting the meaning of cause at common law, “Cause” shall include:

(a) Employee’s negligence in the performance of, intentional nonperformance of, or inattention to his material duties and responsibilities hereunder, any of which continue for five (5) business days after receipt of written notice of need to cure the same;

(b) Employee’s willful dishonesty, fraud or material misconduct with respect to the business or affairs of Employer;

(c) the violation by Employee of any of Employer’s policies or procedures, which violation is not cured by Employee within five (5) business days after Employee has been given written notice thereof;

(d) a conviction of, a plea of nolo contendere, a guilty plea, or confession by Employee to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude;

(e) Employee’s use of illegal substances or habitual drunkenness; or

(f) the breach by Employee of this Agreement if Employee does not cure such breach within five (5) business days after Employee has been given written notice thereof.

4. Termination for Good Reason. Employee may terminate this Agreement and his employment hereunder for Good Reason in the twelve (12) months following a Change in Control (as defined in Section II.B.4.e below) by providing written notice to Employer of his intention to do so. For purposes of this Agreement, “Good Reason” shall mean:

(a) the assignment to Employee of any duties inconsistent with Employee’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section II.A of this Agreement and as in effect immediately prior to the Change in Control, or any other action by Employer that results in a diminution in such position, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);

(b) any material breach of this Agreement by Employer, including any requirement that Employee be based at any office or location that results in a violation of Section II.E of this Agreement;

(c) any failure by Employer to comply with any of the provisions of Section III of this Agreement (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith);

(d) Employee’s receipt from Employer of a Renewal Termination Notice as provided in Section II.B; and

(e) in the event of a pending Change in Control, Employer and Employee have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of the Employer Group’s business and/or assets that such successor is willing as of the closing to assume and agree to perform Employer’s obligations under this Agreement in the same manner and to the same extent that Employer is hereby required to perform.

Employee must provide written notice to Employer of the existence of the condition(s) described in Section II.B.4.a through Section II.B.4.c above within 90 days of the initial existence of the condition(s). Employer shall have 30 days after such notice is given during which to remedy the condition(s), and such occurrence shall not be deemed to constitute Good Reason if such event or circumstance has been fully corrected by Employer within the 30-day cure period and Employee has been reasonably compensated for monetary losses or damages resulting therefrom.

For purposes of this Agreement, “Change in Control” shall mean (1) the sale (other than to a member of the Employer Group) of substantially all of the operating assets of (a) Centuri and its subsidiaries or (b) the Parent Company and its subsidiaries, (2) the acquisition (other than by a member of the Employer Group) of more than fifty percent (50%) of the stock of Centuri by a group of shareholders or an entity which acquires control of Centuri, (3) a merger or consolidation of Centuri with any other entity, other than a merger or consolidation which would result in the voting securities of Centuri outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of Centuri or such surviving entity outstanding immediately after such merger or consolidation, (4) a merger or consolidation of Parent Company with any other entity, other than a merger or consolidation which would result in the voting securities of Parent Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) fifty percent (50%) or more of the total voting power represented by the voting securities of Parent Company or such surviving entity outstanding immediately after such merger or consolidation, (5) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding any person described in and satisfying the conditions of Rule 13d-1(b)(1) thereunder), becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent Company representing more than 30% of the combined voting power of the Parent Company’s then outstanding securities entitled to then vote generally in the election of directors of the Parent Company, or (6) during any period not longer than two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of the Parent Company cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Parent Company’s shareholders, of each new board member was approved by a vote of at least three-fourths (3/4) of the board members then still in office who were board members at the beginning of such period (including for these purposes, new members whose election was so approved). For purposes of this Agreement, “Parent Company” shall mean Southwest Gas Holdings, Inc.

C. Notice of Termination. Any termination by Employer for Cause or frustration for Disability or termination by Employee for Good Reason shall be communicated by a Notice of Termination provided to the other party pursuant to the provisions of Section VIII.C of this Agreement. For purposes of this Agreement, “Notice of Termination” means a written notice that: (1) indicates the specific termination provision or provisions as set forth in this Agreement relied upon by either Employer or Employee; (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision or provisions of this Agreement relied upon by either Employer or Employee; and (3) if the Date of Termination (as defined below) is other than the date of receipt of such Notice of Termination, specifies the termination date. The failure by either Employer or Employee to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Employer or Employee or preclude Employer or Employee from asserting such fact or circumstance in enforcing Employer’s or Employee’s rights or obligations under this Agreement.

D. Date of Termination. According to this Agreement, “Date of Termination” shall mean: (1) if Employee’s employment is terminated for Cause or frustrated for Disability, or terminated by Employee for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein or as required under this Agreement; (2) if Employee’s employment is terminated by Employer other than for Cause or Disability, the Date of Termination shall be the date on which Employer notifies Employee of such termination; (3) if Employee’s employment is terminated by reason of death, the Date of Termination shall be the date of the death of Employee; or (4) if Employee voluntarily terminates his employment, the Date of Termination shall be the date on which Employee and Employer shall agree to be the Date of Termination.

E. Place of Performance. Nothing contained in this Agreement shall be deemed to require Employee to relocate from Phoenix, AZ to another geographic location in order to carry out Employee’s duties and responsibilities under this Agreement, other than normal business travel consistent with Employee’s duties, responsibilities and position.

F. Representations. Employee represents and warrants to Centuri that Employee is not bound by any covenant not to compete or similar agreement that would prohibit Employee from performing, or would restrict or limit Employee in Employee’s performance of, Employee’s job duties for Centuri. Employee shall indemnify and hold harmless Employer Group and its officers, managers, members, agents and representatives from and against any damages, losses, claims, costs (including attorneys’ fees) incurred by any of them arising out of or resulting from any breach of the foregoing representation and warranty by Employee. Employee hereby acknowledges and represents that he has had the opportunity to consult with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

III.	COMPENSATION

A. Annual Base Salary. Employer agrees to compensate and pay Employee, or to cause Employee to be compensated and paid no less than, an annual base salary of $ 225,000 (the “Annual Salary”), payable on a regular basis in accordance with Employer’s standard payroll procedures but not less frequently than monthly, and will be subject to customary withholding.

On at least an annual basis, Centuri’s President & CEO and the Board, or a duly constituted committee thereof, will review Employee’s performance and may make increases to Employee’s annual base salary if, in their sole discretion, any such increase is warranted.

B. Incentive Compensation. Employee shall participate in Employer’s short-term, long-term, supplemental, and other incentive bonus plans (as applicable), at a level commensurate with Employee’s position. Employee may participate in other current and future incentive bonus plans as determined by the Board or a duly constituted committee thereof.

C. Perquisites. Employee shall be entitled to participate in deferred compensation, savings and retirement plans, perquisites, practices, policies and programs generally applicable to other peer employees of Employer.

1. Vehicle Allowance and Other Perquisites. During 2019, Employer shall provide Employee an annual vehicle allowance of no less than $450.00 per week with the business cost of gasoline paid by the Company and a $5,000.00 allowance every 3 years for basic estate and financial planning (not to be used for income tax filings). Following 2019, any vehicle allowance or basic estate and financial planning allowance will be based on current Centuri policies then in effect.

D. Welfare Benefit Plans. Employee and Employee’s eligible dependents shall be enrolled under the welfare benefit plans, practices, policies and programs provided by Employer including, but not limited to, medical, prescription, dental, disability, group life (no less than $1,000,000 life insurance coverage paid by Employer for Employee), accidental death and travel accident insurance plans and programs, generally applicable to other peer employees of Employer, the terms and conditions of which shall be no less favorable than those available to other similarly situated officers of Employer. Entitlement to and eligibility for benefits will be determined in accordance with the plan documents as they may be adopted or amended from time to time. Employer’s sole obligation in respect of welfare benefit plans is the payment of premiums associated with this coverage. Employee will be entitled to no less than four (4) weeks of paid vacation per calendar year.

E. Reimbursement of Expenses. Employer shall reimburse Employee or cause Employee to be promptly reimbursed for all reasonable and necessary expenses incurred by Employee in furtherance of the business and affairs of the Employer Group including, but not limited to, all travel expenses and living expenses while away from home on business or at the request of Employer or the Board. Such reimbursement shall be effected as soon as reasonably practicable after such expenditures are made, against presentation of signed, itemized expense reports in accordance with the travel and business expense reimbursement policies of Employer. This provision does not apply to relocation expenses below.

F. Severance Benefits upon Termination. As set forth below, the following obligations are imposed upon Employer upon termination of this Agreement; provided, however, that to be entitled to such severance benefits, Employee will be required to execute, and not revoke, a Confidential Severance Agreement and Release provided by Employer as more fully described in Section III.I below.

1. Death. If Employee’s employment is terminated due to his death, Employee shall not be entitled to any severance benefits under the terms of this Agreement.

2. Disability. If Employee’s employment is frustrated due to his Disability, Employee shall be entitled to severance benefits equal to one (1) year of Employee’s annual base salary. Subject to Employee’s compliance with the requirements of Section III.I below, such severance benefits shall be paid to Employee in a lump sum payment within sixty (60) days of the Date of Termination.

3. Cause. If Employee’s employment is terminated for Cause as defined under this Agreement, Employee shall not be entitled to any severance benefits under the terms of this Agreement except for payment of amounts of Base Salary accrued through the termination date.

4. Without Cause. If Employee’s employment is terminated by Employer without Cause (other than within the twelve (12) months following a Change in Control), Employee shall be entitled to severance benefits equal to twelve (12) months of Employee’s annual base salary plus payment of any unpaid Short-Term Incentive Plan bonus from the year prior to the year of termination, and for a period of twelve (12) months following Employee’s termination continuation of medical, dental and vision benefit coverage for Employee and Employee’s dependents at least equal to those that would have been provided to the same in accordance with the plans, programs, practices and policies described in Section III.B of this Agreement if Employee’s employment had not been terminated or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peers of Employee; provided, however, that if Employee becomes reemployed with another employer and is eligible to receive medical, dental or vision benefits under another employer provided plan, the medical, dental and vision benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Subject to Employee’s compliance with the requirements of Section III.I below, payment in respect of base salary shall be paid to Employee in a lump sum payment within sixty (60) days of the Date of Termination. In the event that Employee is entitled to receive severance benefits under Section III.G, Employee will not be entitled to receive severance benefits under this Section.

5. Resignation by Employee. If Employee resigns his employment, Employee shall not be entitled to any severance benefits under the terms of this Agreement unless (i) Employer is in material breach of the provisions of Section III.A through III.F of this Agreement taken as a whole (excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith); (ii) Employee is required to relocate from Phoenix, Arizona inconsistent with Section II.E.; or (iii) Employee resigns his employment for Good Reason within the twelve (12) months following a Change in Control as described in Section III.G below. If Employee’s resignation is not subject to Section III.G below and is due to events described in (i) or (ii) of this paragraph, Employee shall be entitled to severance benefits as described in Section III.G.4.

G. Severance Benefits upon Change in Control. Employee shall be entitled to the severance benefits provided in this Section III.G if, within twelve (12) months after a Change in Control: (i) the Employee terminates his employment with the Employer for Good Reason; or (ii) Employee’s employment is terminated by the Employer for any reason other than (x) Employee’s death, (y) Employee’s Disability or (z) Cause:

1. Any phantom stock units, restricted stock awards, restricted stock units, stock options, stock appreciation rights or performance shares to purchase or relating to the Employer Group held by the Employee on the date of such termination, which are not then currently vested or exercisable, shall on such date automatically become vested or exercisable and shall remain exercisable for ninety (90) days thereafter (subject to any fixed term of such award, unit, option, right or share set forth in the document evidencing such award, unit, option, right or share).

2. A lump-sum severance payment equal to the sum of:

(a) twelve (12) months of the Employee’s yearly base salary in effect as of the date of such termination or, if greater, as of the date of such Change in Control, and

(b) an amount equal to any incentive compensation that would be payable to the Employee under any short-term incentive compensation plan of Centuri, calculated at the designated award opportunity for the Employee at the Date of Termination or, if greater, as of the date of such Change in Control, and at 100% of the target, for the period during the applicable plan year preceding the date of such termination and for the severance period of twelve (12) months following the date of such termination (such post-termination period, the “Severance Period”), and

(c) an amount equal to any incentive compensation that would be payable to the Employee under any long-term incentive compensation plan of Centuri, calculated at the designated award opportunity for the Employee at the Date of Termination or, if greater, as of the date of such Change in Control, for the period during the applicable plan years preceding the date of such termination as if Employee was retirement eligible under the applicable plan and for the Severance Period at one (1) times target for the most recent three-year cycle using base salary, target and award opportunity at the time of execution of this Agreement), and

(d) an amount equal to the full cost of health and dental coverage for Employee (and his eligible dependents) for the Severance Period, which amount shall be calculated based on the full cost of continued health and dental coverage for Employee (and his eligible dependents) under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, as of the date of termination or, if greater, as of the date of such Change in Control, and

(e) an amount equal to the full cost of replacement disability and life insurance coverage for Employee (other than travel/accident) for the Severance Period, which cost shall be calculated as of the Date of Termination or, if greater, as of the date of such Change in Control.

Subject to the limits in Section III.H. below, payment of the foregoing lump-sum severance payment shall be made in accordance with Centuri’s regular payroll procedures and be made to Employee on the first regularly scheduled Centuri executive pay date that occurs sixty (60) days after the termination of Employee’s employment.

3. Centuri shall pay Employee any benefits under Centuri’s benefit plans, which are fully vested on the date of such termination, in accordance with their terms, including with respect to applicable payment schedules and any applicable elections.

4. Employee shall be entitled to reimbursement of reasonable expenses actually incurred by Employee directly related to outplacement services, which reimbursement shall not exceed Thirty Thousand ($30,000). Such reimbursement shall only be made for outplacement services directly related to such termination. Such expenses must be incurred not later than the end of the second calendar year following the calendar year of such termination. Such expense must be submitted by Employee to Centuri as promptly as practicable, and in no event later than required by Centuri in order for Centuri to make such reimbursement no later than last day of the third calendar year following the calendar year in which such termination occurs. In no event shall Centuri make any such reimbursement later than the last day of the third calendar year following the calendar year in which such termination occurs.

5. If Employee’s employment is terminated by Employer prior to the occurrence of a Change in Control, and if it can be shown that Employee’s termination (a) was at the direction or request of a third party that had taken steps reasonably calculated to effect the Change in Control thereafter, or (b) otherwise occurred in connection with, or in furtherance of, the Change in Control, Employee shall have the rights described in this Section III.G above, as if a Change in Control had occurred on the date immediately preceding such termination.

6. Limitation on Severance Benefits. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as herein after provided) that any payment or distribution by Employer or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement including, without limitation, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject, but for the application of this Section III.G.6 to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto (hereinafter the “Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G(b)(2) of the Code, or any successor provision thereto, then:

i. if the After Tax Payment Amount would be greater by reducing the amount of the Payment otherwise payable to Employee to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Payment would be subject to the Excise Tax, then the Payment shall be so reduced; and

ii. if the After Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Payment.

As used in this Section III.G.6, “After Tax Payment Amount” means (i) the amount of the Payment, less (ii) the amount of federal income taxes payable with respect to the Payment calculated at the maximum marginal income tax rate for each year in which the Payment shall be paid to Employee (based upon the rate in effect for such year as set forth in the Code at the time of the Payment), less (iii) the amount of the Excise Tax, if any, imposed upon the Payment. For purposes of any reduction made under Section III.G.2, the Payments that shall be reduced shall be those that provide Employee the best economic benefit, and to the extent any Payments are economically equivalent, each shall be reduced pro rata.

H. Compliance with Section 409A of the Code. The payments to be made under this Agreement are intended to be exempt from or compliant with Section 409A of the Code. Specifically, the severance payments and benefits under Section III.F and Section III.G hereof are intended to be exempt from Section 409A of the Code by compliance with the short-term deferral exemption as specified in 26 C.F.R. Section 1.409A-1(b)(4) and/or the separation pay exemption as specified in 26 C.F.R. Section 1.409A-1(b)(9) or are intended to comply with Section 409A of the Code including, but not limited to, being paid upon disability pursuant to 26 C.F.R. Section 1.409-3(i)(4), pursuant to change in control event pursuant to 26 C.F.R. Section 1.409A-3(i)(5) or pursuant to a fixed schedule or specified date pursuant to 26 C.F.R. Section 1.409A-3(a), and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing, Employer makes no representation or warranty and shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code and do not satisfy an exemption from, or the conditions of, Section 409A of the Code.

For all purposes of this Agreement, Employee shall be considered to have terminated employment with Employer when Employee incurs a “separation from service” with the Employer Group within the meaning of Section 409A(a)(2)(A)(i) of the Code.

If Centuri determines that severance payments due under this Agreement on account of termination of Employee’s employment constitute “deferred compensation” subject to Section 409A of the Code, and that Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and 26 C.F.R. Section 1.409A-1(i), then such severance payments shall commence on the first payroll date of the seventh month following the month in which Employee’s termination occurs (with the first such payment being a lump sum equal to the aggregate severance payments Employee would have received during the prior six-month period if no such delay had been imposed). For purposes of this Agreement, whether Employee is a “specified employee” will be determined by Centuri.

All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code and the regulations to the extent that such reimbursements or in-kind benefits are not excepted from Section 409A of the Code, including where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in the Agreement); (ii) the amount of expenses eligible for reimbursement during the calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

I. Confidential Severance Agreement and Release. Notwithstanding any provision herein to the contrary, if Employee has not delivered to Employer an executed Confidential Severance Agreement and Release (the “Release”) on or before the fiftieth (50th) day after the Date of Termination, or if Employee revokes such executed Release prior to the sixtieth (60th) day after the Date of Termination, Employee shall forfeit all of the payments and benefits described in Section III.F or Section III.G, as applicable; provided, however, that Employee shall not forfeit such amounts if Employer has not delivered to Employee the required form of Release on or before the 25th day following the Date of Termination. A form of Release is attached as Exhibit A hereto. Employee acknowledges that Employer retains the right to modify the required form of the Release as Employer deems necessary in order to effectuate a full and complete release of claims against the Employer Group and its affiliates, officers and directors.

IV.	COMPANY-RELATED INVENTIONS AND DEVELOPMENTS

A. Records of Inventions. Employee shall keep complete and current written records of Inventions and Developments made during the course of his employment with Employer and promptly disclose all such Inventions and Developments in writing to Employer so that it may adequately determine its rights in such Inventions and Developments. Employee shall supplement any such disclosure to the extent Employer may request. The records are and will be available to and remain the sole property of the Employer at all times. If Employee has any doubt as to whether or not to disclose any Inventions and Developments, Employee shall disclose the same to Employer.

B. Ownership of Inventions. All Company-Related Inventions and Developments made by Employee during the term of his employment with Employer shall be the sole and exclusive property of the applicable member(s) of the Employer Group. Employee shall assign, and does hereby assign, his entire right, title and interest in such Company-Related Inventions and Developments to the applicable member(s) of the Employer Group. Employer’s ownership and the foregoing assignment shall apply, without limitation, to all rights under the patent, copyright, and trade secret laws of any jurisdiction relating to Company-Related Inventions and Developments. If Employee asserts any property right in any Inventions and Developments made by Employee during the term of his employment with Employer, Employee shall promptly notify Employer of the same in writing.

C. Cooperation with Employer. Employee shall assist and fully cooperate with Employer in obtaining and maintaining the fullest measure of legal protection which the Employer Group elects to obtain and maintain for Inventions and Developments in which the Employer Group has a property right. Employee shall execute any lawful document requested by Employer relating to obtaining and maintaining legal protection for any said Inventions and Developments including, but not limited to, executing applications, assignments, oaths, declarations and affidavits. Employee shall make himself available for interviews, depositions and testimony relating to any said Inventions and Developments. These obligations shall survive the termination of Employee’s employment with Employer, provided that Employer shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at Employer’s requests on such assistance. In the event Employer is unable for any reason whatsoever to secure Employee’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes including, but not limited to, renewals, extensions, continuations, divisions or continuations in part, in a timely manner, Employee irrevocably designates and appoints Employer and its duly authorized officers and agents as his agents and attorneys-in-fact to act for Employee and on his behalf, but only for purposes of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Employee.

D. Pre-employment Inventions. Employee shall completely identify on Exhibit B attached hereto, without disclosing any trade secret or other proprietary and confidential information, all Inventions and Developments made by Employee prior to his employment with Employer or prior to execution of this Agreement in which Employee has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Employee executes this Agreement. If no such list is provided, Employee represents and warrants that there are no such Investments and Developments.

E. Disclosure of Inventions after Termination. Employee shall promptly and completely disclose in writing to Employer’s law department all Company-Related Inventions and Developments made by Employee during the one (1) year immediately following Employee’s termination of employment, whether voluntarily or involuntarily, for the purposes of determining Employer’s rights in each such invention. It will be presumed that Company-Related Inventions and Developments conceived by Employee which are reduced to practice within one (1) year after termination of Employee’s employment, whether voluntary or involuntary, were conceived during the term of Employee’s employment with Employer unless Employee is able to establish a later conception date by clear and convincing evidence.

F. As used in this Agreement, “Proprietary and Confidential Information” means any and all non-public information or data in any form or medium, tangible or intangible, which has commercial value and which the Employer Group possesses or to which the Employer Group has rights. Proprietary and Confidential Information includes, by way of example and without limitation, information concerning the Employer Group’s specific manner of doing business, including, but not limited to, the processes, methods or techniques utilized by the Employer Group, the Employer Group’s customers, marketing strategies and plans, pricing information, sources of supply and material specifications, the Employer Group’s computer programs, system documentation, special hardware, related software development, the Employer Group’s business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements and inventions, and the Employer Group’s Company-Related Inventions and Developments.

Proprietary and Confidential Information also includes information developed by Employee during his course of employment with Employer or otherwise relating to Company-Related Inventions and Developments, as hereinafter defined, as well as other information to which he may be given access to in connection with his employment.

G. As used in this Agreement, “Inventions and Developments” means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable. Inventions and Developments include, by way of example and without limitation, discoveries and improvements that consist of or relate to any form of Proprietary and Confidential Information.

H. As used in this Agreement, “Company-Related Inventions and Developments” means all Inventions and Developments that: (a) relate at the time of conception or development to the actual Business (as defined below) of the Employer Group or to its actual research and development or to business or research and development that is the subject of active planning at the time; (b) result from or relate to any work performed for Employer, whether or not during normal business hours; (c) are developed on Employer’s time; or (d) are developed through the use of the Employer Group’s Proprietary and Confidential Information, equipment, software, or other facilities and resources.

I. For purposes of this Agreement, “make” or “made,” when used in relation to Inventions and Developments, includes any one or any combination of: (a) conception; (b) reduction to practice; or (c) development; and is without regard to whether Employee is a sole or joint inventor.

J. Acknowledgement. As of the date of this Agreement, the Employer Group is engaged primarily in the business of specialty contracting and construction for customers in: the energy sector (which includes natural gas, electric power, oil, and solar and other such renewables); pipeline; conduit; telecommunications; municipal water; waste management; transportation; manufacturing; and traffic control. As such, the Employer Group has developed and continues to develop and use certain trade secrets and other Proprietary and Confidential Information, as hereinafter defined. The Employer Group has spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such Proprietary and Confidential Information and promote and increase its good will. Employer and Employee acknowledge and agree that Proprietary and Confidential Information is an asset of particular and immeasurable value to the Employer Group.

V.	OBLIGATIONS RELATING TO PROPRIETARY AND CONFIDENTIAL INFORMATION

A. Obligations of Employer.

1. Proprietary and Confidential Information. Employer shall provide Employee, during his employment, with valuable Proprietary and Confidential Information for the purpose of assisting Employee in the performance of his job requirements and responsibilities with Employer. In addition, Employer shall provide to Employee, during his employment, with the equipment, materials and facilities necessary to assist Employee in the performance of his job requirements and responsibilities with Employer.

2. Training. Employer shall provide Employee with any and all specialized training necessary to assist Employee in the performance of his job requirements and responsibilities with Employer including, but not limited to, training relating to the Employer Group’s cost structures, methods of operation, the Employer Group’s products and marketing techniques, the Employer Group’s business strategies, plans and models.

B. Obligations of Employee.

1. Nondisclosure of Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Employee shall keep in confidence and trust all Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Employee shall not use or disclose to any unauthorized person or use for his own purposes Proprietary or Confidential Information without the prior written consent of Employer, except as may be necessary in the ordinary course of performing his duties to Employer.

2. Return of Proprietary and Confidential Information. All documents and tangible things (whether written or electronic) embodying or containing Proprietary and Confidential Information are the Employer Group’s exclusive property. Employee shall be provided with or given access to such Proprietary and Confidential Information solely for performing his duties of employment with Employer. Employee shall protect the confidentiality of their content and shall return all such Proprietary and Confidential Information, including all copies, facsimiles and specimens of them in any tangible or electronic forms in Employee’s possession, custody or control to Employer before leaving the employment of Employer for any reason, whether voluntary or involuntary.

3. Confidential Information from Previous Employment. Employee shall not disclose or use during his employment with Employer any proprietary and confidential information which Employee has acquired as a result of any previous employment or under a contractual obligation of confidentiality before his employment with Employer and, furthermore, Employee shall not bring to the premises of Employer any copies or other tangible embodiments of any such proprietary and confidential information.

4. Conflict of Interest. Employee shall not engage in outside employment or other activities in the course of which Employee would use or might be tempted or induced to use Proprietary and Confidential Information in other than the Employer Group’s own interest.

5. Agreement Not to Compete/Solicit

(a) Non-Compete. Employee agrees that during the Covenant Period (as defined below), he shall not, without Employer’s written consent, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature:

(i) engage, as an officer, director, shareholder, owner, partner, joint venturer, employee, independent contractor, consultant, advisor or sales representative, in the Business of Employer Group (as that Business exists at the Date of Termination), within any state or province of the United States, Canada or any other country in which the Employer Group conducts business, including without limitation any territory serviced by the Employer Group (the “Territory”);

(ii) call upon any person or entity which is a Customer (as defined below) of the Employer Group within the Territory for the purpose of soliciting or selling products or services in competition with the Employer Group; or

(iii) call upon any prospective acquisition candidate, on Employee’s own behalf or on behalf of any competitor, which candidate was, to Employee’s actual knowledge after due inquiry, within the eighteen (18) month period preceding the Date of Termination, either called upon by the Employer Group or for which the Employer Group made an acquisition analysis for the purpose of acquiring such entity.

For purposes of this provision, “Business” shall mean providing any of the products or services offered by the Employer Group, as of the Date of Termination, and includes without limitation, the (i) installation, replacement, repair, inspection and maintenance of any infrastructure within the energy sector, whether relating to oil, natural gas, electric power, or solar or other such renewables; (ii) installation, replacement, repair, inspection and maintenance of underground or overhead pipeline, cable, wire and conduit; (iii) street and roadway repairs, whether by asphalt or concrete; (iv) installation, replacement, repair, inspection and maintenance of any infrastructure relating to municipal water and waste management; (v) installation, replacement, repair, inspection and maintenance of industrial facilities, including shop fabrication; and (vi) traffic control.

For purposes of this provision, “Customer” shall include any person or entity (i) for which Employer Group provided Business services within the twenty-four (24) months preceding the Date of Termination; (ii) for which Employer Group sought to provide Business services within the twenty-four (24) months preceding the Date of Termination (which includes without limitation responding to a Request For Information or a Request For Quotation); and/or (iii) that has a valid contract for Business services with a member of Employer Group as of the Date of Termination. Employee hereby acknowledges the reasonableness of the twenty-four month look back for the purposes of determining the Employer Group’s Customers, given the seasonal nature of the relevant construction industry and long lead time until contract execution.

(b) Good Will. Any and all good will which Employee develops during Employee’s employment with any Customer shall be the sole, exclusive and permanent property of Employer, and shall continue to be such after termination of Employee’s employment, whether such termination is voluntary or involuntary.

(c) Non -Solicitation of Employees. Employee agrees that during the Covenant Period, he shall not, without Employer’s written consent, employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of the Employer Group on the Date of Termination to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any, whether or not such individual would commit any breach of his/her contract or terms of employment or engagement by leaving the employ or the engagement of the Employer Group.

(d) Publicly Traded Securities. The provisions of this Agreement shall not prevent Employee from acquiring or holding publicly traded stock or other public securities of a competing company, so long as Employee’s ownership does not exceed two percent (2%) of the outstanding securities of such company.

(e) Agreement to Inform Subsequent Employers. For a period of twelve (12) months after the termination of Employee’s employment with Employer, whether voluntary or involuntary, Employee agrees to inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.

(f) Notice of New Address and Employment. During the Covenant Period, Employee agrees to provide Employer with pertinent information concerning each new job or other business activity in which Employee engages during such period as Employer may reasonably request in order to determine Employee’s continued compliance with his obligations under this Agreement. Employee consents to notification by Employer to such employer(s) concerning his obligations under this Agreement.

(g) Reasonableness of Restrictions. Employee acknowledges that the restrictions set forth in Section V.B.5 of this Agreement are intended to protect the Employer Group’s legitimate business interests and its Proprietary and Confidential Information and established relationships and good will. Employee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect the Employer Group’s legitimate business interests. However, if in any judicial proceeding, a court shall refuse to enforce this Agreement as written, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of the Employer Group, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.

(h) Ability to Obtain Other Employment. Employee acknowledges that (1) in the event of the termination of his employment with Employer (whether voluntary or involuntary), Employee’s knowledge, experience and capabilities are such that Employee can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of his employment with Employer or in the geographic areas outside of the Territory and (2) the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent Employee from earning a reasonable livelihood.

(i) Injunctive Relief. Employee acknowledges that compliance with Section V.B of this Agreement is necessary to protect the good will and other legitimate business interests of the Employer Group and that a breach of any or all of these provisions will give rise to irreparable and continuing injury to the Employer Group that is not adequately compensable in monetary damages or at law. Accordingly, Employee agrees that Employer, its successors and assigns, may obtain injunctive relief against the breach or threatened breach of any or all of these provisions, in addition to any other legal or equitable remedies which may be available to the Employer Group at law or in equity or under this Agreement. Because Employee further acknowledges that it would be difficult to measure any damages caused to the Employer Group that might result from any breach by Employee of any promises set forth in this Agreement, Employee agrees that Employer shall be entitled to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer Group, as well as to be relieved of any obligation to provide further payment or benefits to Employee or Employee’s dependents.

(j) Other Remedies. If Employee violates and/or breaches this Agreement, Employer shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Employee directly or indirectly has realized or may realize as a result of any such violation or breach. Employer shall also be entitled to recover for all lost sales, profits, commissions, good will and customers caused by Employee’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that Employer is or may be entitled to at law or in equity or under this Agreement.

(k) Costs. Employee acknowledges that should it become necessary for Employer to file suit to enforce the provisions contained herein, and any court of competent jurisdiction awards the Employer Group any damages and/or an injunction due to the acts of Employee, then Employer shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited to, reasonable attorneys’ fees and expenses.

(l) Covenant Period. For purposes of this Section V.B.5, the Covenant Period shall mean the period from and during the Term of this Agreement and ending on the date that is twelve (12) months after Employee’s employment with Employer terminates, whether voluntary or involuntary. For purposes of clarity, in the event that Employee’s employment with Employer terminates for any reason, whether voluntary or involuntary, after Employee receives a Renewal Termination Notice and before the end of the Term, the Covenant Period shall end on the date that is twelve (12) months after the termination of Employee’s employment and not twelve (12) months from the Renewal Termination Notice date.

6. Nondisparagement. Employee acknowledges and agrees that both during and after his employment with Employer, whether such termination is voluntary or involuntary, Employee shall not disparage, denigrate or comment negatively upon, either orally or in writing, the Employer Group or any of their respective officers, directors, employees or representatives, to or in the presence of any person or entity unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Employee receives such a valid subpoena or legal mandate, he shall provide Employer with written notice of the same at least five (5) business days prior to the date on which Employee is required to make the disclosure.

Employer agrees to use reasonable efforts to cause the directors and executive officers of Centuri and Parent Company not to disparage, denigrate or comment negatively upon Employee, either orally or in writing, to any person or entity that is not an officer, director or employee of Employer Group unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Employer receives such a valid subpoena or legal mandate, it shall provide Employee with written notice of the same at least five (5) business days prior to the date on which Employer is required to make the disclosure. Employer and the directors and officers of Centuri and Parent Company will not provide any references to future employers or third parties without receiving a written request from Employee with an executed release from any liability for Employer and its directors, officers, and employees.

VI.	WAIVER OF RIGHT TO JURY TRIAL

EMPLOYER AND EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY FOR ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS FOR ALL CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:

A. Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy;

B. Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws; and

C. Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.

VII.	CLAIMS

Employer and Employee acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Nevada, without regard to the conflict of laws principles or rules thereof.

Employer and Employee irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement, as well as to all claims arising out of Employee’s employment with Employer or termination therefrom, shall be brought in either the Federal District Court for Nevada or in a judicial district court of Clark County, Nevada (hereinafter referred to as the “Nevada Courts”). In that regard, Employer and Employee waive, to the fullest extent allowed, any objection that Employer or Employee may have to the venue of any such proceeding being brought in the Nevada Courts, and any claim that any such action or proceeding brought in the Nevada Courts has been brought in an inconvenient forum. In addition, Employer and Employee irrevocably and unconditionally submit to the exclusive jurisdiction of the Nevada Courts in any such suit, action or proceeding. Employer and Employee acknowledge and agree that a judgment in any suit, action or proceeding brought in the Nevada Courts shall be conclusive and binding on each and may be enforced in any other courts to whose jurisdiction Employer or Employee is or may be subject to, by suit upon such judgment.

In the event Employee obtains a final judgment in his favor by a court of competent jurisdiction with respect to any dispute regarding Employer’s failure to pay Employee on a timely basis the amounts to which he is entitled under this Agreement or as a result of any other breach of this Agreement by Employer, Employer shall pay all amounts and damages to which Employee may be entitled as a result of such breach, including interest thereon and all reasonable legal fees and expense and other costs incurred by Employee to enforce Employee’s rights hereunder.

VIII.	MISCELLANEOUS

A. Publicity Release. By executing this Agreement, Employee forever gives the Employer Group, its successors, assigns, licensees and any other designees, the absolute right and permission, throughout the world: (1) to copyright (and to renew and extend any copyright), use, reuse, publish and republish photographic portraits and pictures, motion or still, of Employee, or in which Employee may be included, in whole or in part, or composite or distorted character in any form, whether heretofore taken or to be taken in the future, in conjunction with Employee’s own or a fictitious name or title (which Employee now has or may have in the future), or reproductions thereof, in color or otherwise, made through any media at any place, for art, advertising, trade or any other purpose whatsoever; and (2) to record, reproduce, amplify, simulate, “double” and/or “dub” Employee’s voice and transmit the same by any mechanical or electronic means, for any purpose whatsoever. Employee further consents to the use of any printed matter giving Employee, or not giving Employee, a credit, in the sole discretion of any of the aforementioned parties to whom this authorization and release is given, in conjunction therewith. Employee waives any right he may have to inspect and/or approve the finished product or the advertising copy or printed matter that may be used in connection therewith, or the use to which it may be applied.

B. Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state, local, F.I.C.A., foreign or other taxes as shall be required to be withheld pursuant to any applicable law or regulation.

C. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be addressed as follows:

To Employer:	Centuri Construction Group, Inc.
19820 North 7th Ave., Suite 120
Phoenix, AZ 85027
Attention: President & CEO with copy to
General Counsel

To Employee:	Mr. Gregory A. Izenstark

Notice shall be deemed given and effective: (1) upon receipt, if delivered personally; (2) three (3) days after it has been deposited in the U.S. mail, addressed as required above, and sent via registered or certified mail, return receipt requested, postage prepaid; or (3) the next business day after it has been sent via a recognized overnight courier. Employer and/or Employee may change the address for notice purposes by notifying the other of such change in accordance with this Section VIII.C.

D. Severability. If any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, if any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, the other provisions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the provision or provisions held invalid or inoperative.

E. Survival of Certain Obligations. The obligations of the parties set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement, whether voluntarily or involuntarily, will not be affected or diminished in any way by the termination of this Agreement.

F. Headings. The headings contained in this Agreement are for purposes of reference and convenience only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement.

G. Entire Agreement. This Agreement supersedes any other agreements, written or oral, between the Employer Group and Employee, and Employee has no oral representations, understandings or agreements with the Employer Group or any of their respective officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Employee and of all the terms of this Agreement. This Agreement cannot be modified, varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements.

H. Amendment/Waiver. Neither this Agreement nor any term hereof may be modified or amended except by written instrument signed by a duly authorized officer of Employer and by Employee. No term of this Agreement may be waived other than by written instrument signed by the party waiving the benefit of such term. Any such waiver shall constitute a waiver only with respect to the specific matter described in such written instrument and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by Employer or Employee of a breach of or a default under any of the provisions of this Agreement, nor the failure by either Employer or Employee, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

I. Assignment. This Agreement is personal to the parties and neither party may assign any rights or obligations under the same without the prior written consent of the other; provided, however, that in the event of a sale of the Employer Group’s business to a third party (whether by sale of all or a majority of the Employer Group’s issued and outstanding equity securities, by a merger or reorganization, or by a sale of all or substantially of the Employer Group’s assets), then this Agreement may be assigned by Employer to such third party purchaser without the prior written consent of Employee, provided that such third party purchaser agrees to assume and abide by all of Employer’s obligations set forth in this Agreement and provides written notice thereof to Employee. In the event of any such assignment, all references to “Centuri” hereunder shall mean the assignee, and to the extent any entity becomes the successor to Centuri, all obligations hereunder shall be the obligations of the successor and “Centuri” mean the successor entity.

J. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

K. Independent Legal Advice. Employee acknowledges that she has been given the opportunity to obtain independent legal advice with respect to the nature and consequences of entering into this Agreement. By signing and accepting this Agreement, Employee acknowledges that Employer has afforded her the opportunity to obtain independent legal advice in respect of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above, but to be effective as of the Effective Date.

CENTURI CONSTRUCTION GROUP, INC.:

By:	/s/ Paul M. Daily
Paul M. Daily
President and Chief Executive Officer

EMPLOYEE:

/s/ Gregory A. Izenstark
Gregory A. Izenstark

EXHIBIT A

FORM OF CONFIDENTIAL SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release of All Claims (the “Agreement”) is made and entered into by and between Gregory A. Izenstark (hereinafter referred to as the “Employee”) and Centuri Construction Group, Inc., a Nevada corporation, (hereinafter collectively referred to as the “Company”).

The purpose of this Agreement is to arrange a settlement of the Employee’s employment with the Company that is satisfactory both to the Company and to the Employee. By signing this Agreement, the Company and the Employee agree as follows:

1. Termination of Employment. The Employee and the Company are entering into this Agreement as a way of amicably concluding the employment relationship between them on [Date] and of resolving voluntarily any dispute or potential dispute or claim that the Employee has or might have with the Company, whether known or unknown by the Employee at this time. This Agreement is not and should not be construed as an allegation by Employee, or as an admission on the part of the Company, that the Company has acted unlawfully or violated any state or federal law or regulation. The Company, including its parent companies, affiliates, associated companies, and subsidiaries, specifically disclaim any liability to the Employee or any other person for any alleged violation of rights or for any alleged violation of any order, law, statute, duty, policy or contract.

2. Severance Benefits. As consideration for the Employee agreeing to release the Company from all claims that are described in Paragraph 6 herein and subject to the provisions of Paragraph 10 herein, the Company will pay the Employee $[Severance Amount] (______________ Dollars and __________ Cents), less applicable taxes as severance benefits (the “Severance Benefits”).

3. Tax Consequences. The Employee acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any Severance Benefits received by him pursuant to this Agreement.

4. Entire Consideration. The Employee agrees that the Severance Benefits set forth in Paragraph 2, herein, constitute the entire amount of consideration provided to him under this Agreement. The Employee further agrees that he will make no claim for any additional or other severance benefits or payments and that he will not seek any further compensation for any other claimed damage, costs, severance, income or attorneys’ fees.

5. Confidentiality. Without the express written agreement of the Company’s [Highest Officer] or unless required to do so by law, the Employee agrees never to disclose the existence, facts, terms, or amount of this Agreement, nor the substance of the negotiations leading to this Agreement, to any person or entity, other than to his personal counsel or attorney, personal accountants, or personal tax preparer, any such disclosure to such persons to be made only if the relevant person must have such information for the performance of his or her responsibilities. To the extent required by law or applicable regulation, Employee may also disclose the provisions of this Agreement to the appropriate taxing authorities.

6. The Employee’s Release Of All Claims Including Age Discrimination In Employment Act Claims. In consideration of the Severance Benefits, and subject to Section 7 below, the Employee, for himself, his heirs, executors, administrators, successors and assigns, does fully and forever release and discharge the Company, its parent companies, affiliates, associated companies, and subsidiaries, their respective associated companies and subsidiaries, all of their respective present and former officers, directors, supervisors, managers, employees, stockholders, agents, attorneys and representatives, and the successors and assigns of such persons and entities (collectively, the “Released Parties”), from all actions, lawsuits, grievances, complaints, liens, demands, obligations, damages, liabilities and claims of any nature whatsoever, know or unknown, that the Employee had, now has, or may hereafter claim to have against the Released Parties from the beginning of time through the date the Employee executes this Agreement. The release provided herein specifically includes, but is not limited to, all claims arising under any federal, state or local fair employment practice laws, and any other employee relations statute, executive order, law and ordinance, including, but not limited to, Title VII of the Civil Rights Acts of 1964, as amended; the Civil Rights Acts of 1866, 1870, and 1871, as amended; the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act, as amended; the Americans With Disabilities Act of 1990, as amended; the Family and Medical Leave Act, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Worker Adjustment and Retraining Notification Act of 1988, as amended; the Employee Retirement Income Security Act of 1974, as amended; [Section 806 of the Sarbanes-Oxley Act of 2002 (18 U.S.C. §1514A, et seq.)]; the Rehabilitation Act of 1973 (29 U.S.C. Section 791 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651, et seq.); the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (COBRA); the National Labor Relations Act, as amended; the [Applicable State Laws], as amended; any local human rights law; and any tort or contract cause of action or theory.

The Employee expressly represents and agrees that he has been advised that, by entering into this Agreement, he is waiving all claims that he may have against the Company arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

7. Covenants Concerning Claims. The Employee agrees that he will not file any complaints, claims or actions against the Released Parties with any court regarding any matters or claims that arose prior to the Employee’s execution of this Agreement. If any court assumes jurisdiction on behalf of the Employee of any complaint, claim or action against the Company, he will direct that court to withdraw from or dismiss with prejudice the matter.

Notwithstanding the preceding provision or any other provision of the Agreement, Employee’s agreement to the provisions under Section 6, or the paragraph immediately above this paragraph, is not intended to prohibit Employee from bringing an action to challenge the validity of the release of claims under the Age Discrimination in Employment Act, as amended, or the Older Worker’s Benefit Protection Act, as amended. The Employee further understands and agrees that if he or someone acting on his behalf files, or causes to be filed, any such claim, charge, complaint, or action against the Released Parties, he expressly waives any right to recover any damages or other relief, whatsoever, from the Released Parties including costs and attorneys’ fees.

This Agreement is not intended to interfere with Employee’s right to file a charge with an administrative agency in connection with any claim Employee believes he may have against any of the Released Parties. However, by executing this Agreement, Employee hereby waives the right to recover, and agrees not to seek any damages, remedies or other relief for himself personally in any proceeding he may bring before such agency or in any proceeding brought by such agency, or any other person, on his behalf. This Agreement is also not intended to apply to claims for accrued benefits (other than severance-type benefits) under any benefit plan of the Released Parties pursuant to the terms of any such plan.

Employee understands that he is not releasing rights under this Agreement that cannot be lawfully waived and that by executing this Agreement he is not waiving any such claims. Likewise, Employee is not releasing any rights or claims that may arise after the date on which he signs this Agreement. In addition, while this Agreement requires Employee to waive any and all claims against the Released Parties arising under workers’ compensation laws (e.g., claims of retaliation for filing a workers’ compensation claim), it is not intended to prohibit Employee from filing in good faith for and from receiving any workers’ compensation benefits from Released Parties’ workers’ compensation carrier for compensable injuries incurred during his employment. Accordingly, pursuit of any such workers’ compensation benefits with Released Parties’ workers’ compensation carrier or third-party administrator will not be considered a violation of this Agreement.

8. Employee Acknowledgments. Employee acknowledges and agrees that:

a. In return for and in consideration of his execution, delivery and performance of this Agreement, the Company is providing to the Employee the Severance Benefits.

b. The Employee is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement.

c. The Employee does not waive rights or claims that may arise after the date this Agreement is signed.

d. In return for signing this Agreement, the Employee will receive payment of consideration beyond that which he was entitled to receive before entering into this Agreement.

9. Twenty-One (21) Day Review Period. The Employee acknowledges that he was provided this Agreement more than 21 days before the date when he was required to make an election concerning the Severance Benefits. If the Employee signs this Agreement prior to the end of the 21-day period, he certifies and agrees that the decision to accept such shortening of time is knowing and voluntary and is not induced by the Company through: (i) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period; or (ii) an offer to provide different terms in exchange for signing the Release prior to the expiration of the 21-day period. Should the Employee sign this Agreement before the expiration of the 21-day period, the Company may at its option and discretion expedite the processing of some or all of the Severance Benefits, subject to the revocation period set forth in Paragraph 10.

10. Seven (7) Day Revocation Period. The Employee understands that he may revoke this Agreement at any time within seven (7) days after he executes it. To revoke the Agreement, the Employee must deliver written notification of such revocation to _____________, or in _____________’s absence to _____________’s office, within seven (7) days after the date of the Employee’s execution of this Agreement. The Employee further understands that if he does not revoke the Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable. The Employee understands that he will not receive the Severance Benefits until this Agreement becomes effective, binding, and enforceable, which shall not occur prior to the eighth day following the Employee’s execution of this Agreement.

11. Employee Representations. The Employee represents that:

a. he has reviewed all aspects of this Agreement;

b. he has carefully read and fully understands all of the provisions and effects of this Agreement;

c. he has had the opportunity to consult with an attorney before signing this Agreement.

d. he understands that in agreeing to the terms of this Agreement he is releasing the Released Parties from any and all claims he may have against the Company, and all persons acting by, through, under or in concert with the Company, including claims under the federal Age Discrimination in Employment Act of 1967, as amended, as well as any claims for age discrimination that may exist under Nevada law or any other applicable law, as more particularly described in Paragraph 7 herein;

e. he voluntarily agrees to all the terms set forth in this Agreement;

f. he has not filed, caused to be filed, and presently is not a party to any claim, complaint, or action against the Released Parties in any forum or form, whether administrative or otherwise; and

g. as of the time of execution of this Agreement by Employee, Employee is unaware of any facts or conduct that would give rise to a claim against the Released Parties of any type or sort, including those types of claims or other violations set forth generally and specifically above, including but not limited to, any claims under the Family Medical Leave Act of 1993 or the Fair Labor Standards Act.

12. Return of Company Property and Confidentiality Obligations. The Employee agrees that on or before [Date], the Employee shall return or shall have returned all Company Property and Confidential Information (as defined below). “Company Property” means all property of the Company, including, but not limited to, Company issued/owned computers, laptops, peripheral electronic equipment (e.g., printers, cameras, projectors, computer docking stations, etc.), personal digital assistants (PDAs), cellular telephones, credit cards, keys, door cards, tools, equipment on loan, and any other Company books, manuals, and journals. “Confidential Information” means all confidential, sensitive or proprietary information belonging to the Company, including, but not be limited to, all business records, manuals, memoranda, computer records, electronic files, lists and other property delivered to or compiled by the Employee by or on behalf of Company, or its representatives, vendors or customers that pertain to the business of Company, as well as all correspondence, reports, records, charts, and other similar data pertaining to the business, activities or future plans of Company that was collected by the Employee during his employment with the Company. For purposes of this Paragraph 12 and Paragraph 13, “Company” shall include all parent companies, affiliates, associated companies, and subsidiaries.

The Employee further acknowledges and agrees that the Employee is obligated to not, at any time, disclose or otherwise make available to any person, company or other party Confidential Information or trade secrets of the Company, its parent, associated companies, affiliates, and subsidiaries This Agreement shall not limit any obligations the Employee has under any applicable federal or state law.

13. Non-disparagement. The Employee agrees not to make any disparaging or negative statements about the Company, its services or its current or former directors, officers, supervisors, managers, or employees. The Company shall refrain, and shall use reasonable efforts to cause its directors and executive officers to refrain, from making any disparaging or negative statements about the Employee or the Employee’s services to the Company. Statements made in the course of any litigation or legal proceeding, whether disparaging or negative, are excluded from coverage of this Paragraph.

14. Voluntary Action. The Employee represents and agrees that he is knowingly and voluntarily entering into this Agreement, and that he has relied solely and completely upon his own judgment or the advice of his attorney in entering into this Agreement.

15. Entire Agreement. This Agreement sets forth the entire agreement between the Employee and the Company and fully supersedes and replaces any and all prior agreements or understandings, written or oral, between the Company and the Employee pertaining to the subject matter of this Agreement. Notwithstanding the provisions of the preceding sentence, this Agreement does not supersede any agreement between the Employee and the Company and/or its affiliates regarding non-disclosure and developments or any non-competition agreement with the Company and/or its affiliates. In addition, the Employee shall remain subject to the post-termination non-compete obligations under any non-compete agreement with the Company notwithstanding any terms of such agreement that would relieve the Employee of such obligations upon termination of the Employee’s employment with the Company. The Employee and the Company represent and acknowledge that in executing this Agreement they do not rely upon and have not relied upon any representation or statement made by any of the parties or by any of the parties’ agents, attorneys, employees, or representatives with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than those specifically stated in this written Agreement.

16. Partial Invalidity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid or unenforceable provision had not been included herein.

17. Governing Law and Attorneys’ Fees. This Agreement will be governed by, and construed and interpreted in accordance with, the laws of the State of Nevada without regard to principles of conflict of laws. Employee and the Company irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement shall be brought in either the United States District Court for Nevada or the district courts of Clark County, Nevada, and waive, to the fullest extent allowed, any objection to the venue of any such proceeding. In the event action is brought to enforce the provisions of this Agreement, the non-prevailing parties (as determined by a court of competent jurisdiction in a final, non-appealable order) shall be required to reimburse the prevailing party for its reasonable attorneys’ fees and expenses incurred in connection with such action.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of Employee and the Company, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be addressed as follows:

To Company:	Centuri Construction Group, Inc.
19820 North 7th Ave., Suite 120
Phoenix, AZ 85027
Attention: General Counsel

To Employee:	Mr. Gregory A. Izenstark

20. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Employee, the Company and their respective heirs, successors and assigns.

21. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

22. Miscellaneous. All section headings used in this Agreement are for convenience only, and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement.

[Signature page follows]

CENTURI CONSTRUCTION GROUP, INC.:
Dated:
By

EMPLOYEE:

Dated:
(EMPLOYEE NAME)

THE STATE OF

COUNTY OF

The foregoing instrument was SWORN TO AND SUBSCRIBED BEFORE ME BY ____________________ AND GIVEN UNDER MY HAND AND SEAL OF OFFICE on this the ______ day of ____________, 20__.

Notary Public in and for the State of ___________

My commission expires: __________

EXHIBIT B

Pre-Employment Inventions

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This First Amendment to the January 2, 2019 Employment Agreement between Centuri Construction Group, Inc. and Gregory A. Izenstark (“Employee”) is made and entered into as of this 27th day of September, 2021, by and between Centuri Group, Inc. (formerly known as Centuri Construction Group, Inc.) (“Centuri” or “Employer”) and Employee (each referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

A. Centuri and Employee are parties to the Employment Agreement dated January 2, 2019 (“Agreement”).

B. Pursuant to Section VIII, Paragraph H of the Agreement, the Parties hereby desire to modify or change the Agreement as further described herein.

C. This First Amendment modifies or revises certain terms and conditions of the Agreement, including modification of the following provisions: Section I; Section II, Paragraph A; Section II, Paragraph A, Subparagraph 1; Section II, Paragraph B; Section II, Paragraph B, Subparagraph 4; Section III, Paragraph A; Section III, Paragraph F, Subparagraphs 4 and 5; Section III, Paragraph G, including Subparagraphs 2(a) and (b); and Section V, Paragraph B, Subparagraphs 5(e) and (l).

D. Except as herein amended and modified, the Parties agree that all of the terms, conditions, and provisions of the Agreement and its exhibit(s) shall remain in full force and effect.

E. This First Amendment is effective as of September 27, 2021. This First Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Capitalized terms used herein without definition have the respective meanings specified in the Agreement.

THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and consistent with Section VIII, Paragraph H of the Agreement, the Parties hereby agree to the following modifications to the Agreement:

1.

Any and all references in the Agreement to Employee’s position as “Vice President, Corporate Controller” shall be replaced with “Senior Vice President, Chief Accounting Officer,” including without limitation, those references in Section I – RECITALS;    Section II – TERMS OF EMPLOYMENT, Paragraph A – Position and Duties; and Section II – TERMS OF EMPLOYMENT, Paragraph A – Position and Duties, Subparagraph 1.

2. Section II – TERMS OF EMPLOYMENT, Paragraph B – Term, will be modified as follows:

Term. The initial term of this Agreement shall begin on September 27, 2021 and shall continue until September 27, 2022, unless terminated sooner pursuant to the provisions of this Agreement (the “Initial Term”). At the expiration of the Initial Term, unless terminated sooner pursuant to the provisions of this Agreement, and each annual anniversary thereafter, this Agreement will renew automatically for an additional one (1) year period (the “Renewal Term”) unless either Party notifies the other Party in writing of its or his intention not to renew this Agreement (the “Renewal Termination Notice”) not less than six (6) months prior to the expiration of the Initial Term or of any Renewal Term (the Initial Term and any Renewal Term are referred to collectively as the “Term”).

3. Section II – TERMS OF EMPLOYMENT, Paragraph B – Term, Subparagraph 4 – Termination for Good Reason, will be modified as follows:

Termination for Good Reason. Employee may terminate this Agreement and his employment hereunder for Good Reason in the eighteen (18) months following a Change in Control or at any time during the Term by providing written notice to Employer of his intention to do so. For purposes of this Agreement, “Good Reason” shall mean:

4. Section III – COMPENSATION, Paragraph A – Annual Base Salary, will be modified as follows:

Annual Base Salary. Employer agrees to compensate and pay Employee, or to cause Employee to be compensated and paid no less than, an annual base salary of $290,000 (the “Annual Salary”), payable on a regular basis in accordance with Employer’s standard payroll procedures but not less frequently than monthly, and will be subject to customary withholding.

On at least an annual basis, Centuri’s Chief Financial Officer, in consultation with Centuri’s President & CEO, will review Employee’s performance and may make increases to Employee’s annual base salary if, in their sole discretion, any such increase is warranted.

5. Section III – COMPENSATION, Paragraph F – Severance Benefits upon Termination, Subparagraph 4 – Without Cause, will be modified as follows:

Without Cause / For Good Reason. If Employee’s employment is terminated by Employer without Cause or if Employee terminates his employment for Good Reason, Employee shall be entitled to severance benefits equal to eighteen (18) months of Employee’s annual base salary plus payment of any unpaid Short-Term Incentive Plan bonus from the year prior to the year of termination, and for a period of eighteen (18) months following Employee’s termination continuation of medical, dental and vision benefit coverage with the Company paying all premiums for Employee and Employee’s dependents at least equal to those that would have been provided to the same in accordance with the plans, programs, practices and policies described in Section III.D of this Agreement if Employee’s employment had not been terminated or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peers of Employee; provided, however, that if Employee becomes reemployed with another employer and is eligible to receive medical, dental or vision benefits under another employer provided plan, the medical, dental and vision benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. Subject to Employee’s compliance with the requirements of Section III.I below, payment in respect of base salary shall be paid to Employee in a lump sum payment within sixty (60) days of the Date of Termination. In the event that Employee is entitled to receive severance benefits under Section III.G, Employee will not be entitled to receive severance benefits under this Section.

6. Section III – COMPENSATION, Paragraph F – Severance Benefits upon Termination, Subparagraph 5 – Resignation by Employee, will be modified as follows:

Resignation by Employee. If Employee resigns his employment, Employee shall not be entitled to any severance benefits under the terms of this Agreement unless (i) Employer is in material breach of the provisions of Section III.A through III.E of this Agreement taken as a whole (excluding for this purpose any isolated, insubstantial and inadvertent action not taken in bad faith); (ii) Employee is required to relocate from Phoenix, Arizona inconsistent with Section II.E.; or (iii) Employee resigns his employment for Good Reason within the eighteen (18) months following a Change in Control as described in Section III.G below. If Employee’s resignation is not subject to Section III.G below and is due to events described in (i) or (ii) of this paragraph, Employee shall be entitled to severance benefits as described in Section III.F.4.

7.

Any and all references in the following provisions of the Agreement to a “twelve (12) month” time period shall be replaced with an “eighteen (18) month” time period: Section III – COMPENSATION, Paragraph G – Severance Benefits upon Change in Control; Section III – COMPENSATION, Paragraph G – Severance Benefits upon Change in Control, Subparagraph 2(a); Section III – COMPENSATION, Paragraph G – Severance Benefits upon Change in Control, Subparagraph 2(b); Section V – OBLIGATIONS RELATING TO PROPRIETARY AND CONFIDENTIAL INFORMATION, Paragraph B – Obligations of Employee, Subparagraph 5(e) – Agreement Not to Compete/Solicit – Agreement to Inform Subsequent Employers; and Section V – OBLIGATIONS RELATING TO PROPRIETARY AND CONFIDENTIAL INFORMATION, Paragraph B – Obligations of Employee, Subparagraph 5(l) – Agreement Not to Compete/Solicit – Covenant Period.

The signatures of the Parties shown below indicate their acceptance of this First Amendment to the Agreement.

CENTURI GROUP, INC.:	EMPLOYEE:

/s/ Paul M. Daily	/s/ Gregory A. Izenstark
Paul M. Daily	Gregory A. Izenstark
President & CEO

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to the January 2, 2019 Employment Agreement between Centuri Construction Group, Inc. and Gregory A. Izenstark (“Employee”), as amended, is made and entered into as of this 22nd day of February, 2024, by and between Centuri Group, Inc. (formerly known as Centuri Construction Group, Inc.) (“Centuri” or “Employer”) and Employee (each referred to individually as a “Party” and collectively as the “Parties”).

RECITALS

A. Centuri and Employee are parties to the Employment Agreement dated January 2, 2019, as amended (“Agreement”).

B. Pursuant to Section VIII, Paragraph H of the Agreement, the Parties hereby desire to modify or change the Agreement as further described herein.

C. This Second Amendment modifies or revises certain terms and conditions of the Agreement, including modification of the following provisions: Section I; Section II, Paragraph A, including Subparagraph 1; Section II, Paragraph B, Subparagraph 4; Section III, Paragraph A; Section III, Paragraph C, Subparagraph 1; Section III, Paragraph F, Subparagraphs 4 and 5; Section III, Paragraph G, including Subparagraphs 2(a), (b), and (c); and Section V, Paragraph B, Subparagraphs 5(e) and (l).

D. Except as herein amended and modified, the Parties agree that all of the terms, conditions, and provisions of the Agreement and its exhibit(s) shall remain in full force and effect.

E. This Second Amendment is effective as of February 22, 2024. This Second Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Capitalized terms used herein without definition have the respective meanings specified in the Agreement.

THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and consistent with Section VIII, Paragraph H of the Agreement, the Parties hereby agree to the following modifications to the Agreement:

1.

Any and all references in the Agreement to Employee’s position as Senior Vice President, Chief Accounting Officer shall be replaced with Executive Vice President, Chief Financial Officer (“CFO”), including without limitation, those references in Section I – RECITALS; Section II – TERMS OF EMPLOYMENT, Paragraph A – Position and Duties; and Section II – TERMS OF EMPLOYMENT, Paragraph A – Position and Duties, Subparagraph 1.

2. Section II – TERMS OF EMPLOYMENT, Paragraph A – Position and Duties, Subparagraph

1 will be modified as follows:

Employee shall faithfully adhere to, execute and fulfill the duties as Executive Vice President, CFO as in effect from time to time, and any such other duties as shall be assigned to Employee from time to time by Centuri’s President & CEO or the Board.

3. Section III – COMPENSATION, Paragraph A – Annual Base Salary, will be modified as follows:

Annual Base Salary. Employer agrees to compensate and pay Employee, or to cause Employee to be compensated and paid no less than, an annual base salary of $440,000.00 (the “Annual Salary”), payable on a regular basis in accordance with Employer’s standard payroll procedures but not less frequently than monthly, and will be subject to customary withholding.

On at least an annual basis, Centuri’s President & CEO, will review Employee’s performance and may make increases to Employee’s annual base salary if, in their sole discretion, any such increase is warranted.

4. Section III – COMPENSATION, Paragraph C – Perquisites, Subparagraph 1 – Vehicle Allowance and Other Perquisites, will be modified as follows:

Vehicle Allowance and Other Perquisites. During 2024, Employer shall provide Employee an annual vehicle allowance of no less than $600.00 per week, and an annual allowance of $5,000.00 for basic estate planning, financial planning, and/or tax preparation as supported by documentation evidencing such services. The Company may, in its sole discretion, change these perquisites from time to time and have no further obligation for provision of them.

5. Section III – COMPENSATION, Paragraph G – Severance Benefits upon Change in Control, Subparagraph 2(c), will be modified as follows:

an amount equal to any incentive compensation that would be payable to the Employee under any long-term incentive compensation plan of Centuri, calculated at the designated award opportunity for the Employee at the Date of Termination or, if greater, as of the date of such Change in Control, for the period during the applicable plan years preceding the date of such termination as if Employee was retirement eligible under the applicable plan and for the Severance Period at two (2) times target for the most recent three-year cycle using base salary, target and award opportunity at the time of execution of this Agreement), and

6.

Any and all references in the following provisions of the Agreement to an “eighteen (18) month(s)” time period shall be replaced with a “twenty-four (24) month(s)” time period: Section II – TERMS OF EMPLOYMENT, Paragraph B – Term, Subparagraph 4 – Termination for Good Reason; Section III – COMPENSATION, Paragraph F – Severance Benefits upon Termination, Subparagraph 4 – Without Cause / For Good Reason; Section III

– COMPENSATION, Paragraph F – Severance Benefits upon Termination, Subparagraph 5 – Resignation by Employee; Section III – COMPENSATION, Paragraph G – Severance Benefits upon Change in Control; Section III – COMPENSATION, Paragraph G – Severance Benefits upon Change in Control, Subparagraphs 2(a) and (b); Section V – OBLIGATIONS RELATING TO PROPRIETARY AND CONFIDENTIAL INFORMATION, Paragraph B – Obligations of Employee, Subparagraph 5(e) – Agreement Not to Compete/Solicit – Agreement to Inform Subsequent Employers; and Section V – OBLIGATIONS RELATING TO PROPRIETARY AND CONFIDENTIAL INFORMATION, Paragraph B – Obligations of Employee, Subparagraph 5(l) – Agreement Not to Compete/Solicit – Covenant Period.

The signatures of the Parties shown below indicate their acceptance of this First Amendment to the Agreement.

CENTURI GROUP, INC.: /s/ William J. Fehrman William J. Fehrman President & CEO	EMPLOYEE: /s/ Gregory A. Izenstark Gregory A. Izenstark